SUBITEM 77C
At a special meeting of shareholders held on
September 15 2009 the Meeting the shareholders of the SunAmerica High Yield Bond Fund the Fund, a series of the SunAmerica Income Funds, approved a new subadvisory agreement between SunAmerica Asset Management Corp. SunAmerica, the Funds investment adviser, and Wellington Management Company, LLP Wellington.
At this Meeting, shareholders of the Fund
also approved the operation of the Fund in a manner consistent with the Funds exemptive order from the Securities and Exchange Commission that permits SunAmerica to, among other things, enter into or amend subadvisory agreements with unaffiliated subadvisers upon approval by the Board but without obtaining shareholder approval, subject to certain conditions. Shareholders of the
Fund present at the Meeting, or represented by proxy, cast their votes on each proposal as follows:
Proposal 1. To approve a new subadvisory agreement between SunAmerica Asset Management Corp. and Wellington Management Company, LLP.
FOR			AGAINST		ABSTAIN
21,282,208.479	821,777.982		1,038,893.937
Proposal 2. To approve the operation of the Fund in a manner consistent with the exemptive order received from the Securities and Exchange Commission that would permit SunAmerica Asset Management Corp. to, among other things, enter into or amend subadvisory agreements with unaffiliated subadvisers upon approval by a Funds Board of Directors or Board of Trustees, as applicable, but without obtaining shareholder approval.
FOR			AGAINST		ABSTAIN
19,677,818.260	2,389,431.062	1,075,631.076
SUBITEM 77Q1a
Amendment to the Amended and Restated ByLaws. Incorporated by reference to PostEffective Amendment No. 43 to Registrants Registration Statement on Form N1A File No. 336502 filed on
July 29, 2009.
SUBITEM 77Q1e
Copies of any new or amended registrant investment advisory
contracts.
i	Interim Subadvisory Agreement between SunAmerica and
Wellington. Incorporated herein by reference to PostEffective Amendment No. 43 to the Registrants Registration Statement on
Form N1A File No. 336502 filed on July 29, 2009.
ii	Subadvisory Agreement between SunAmerica and Wellington.
Incorporated herein by reference to Proxy Statement Pursuant to Schedule 14a of the Securities and Exchange Act of 1934 on Schedule 14A File No. 336502 filed on July 24, 2009.